Exhibit 3.2

AMENDED AND RESTATED OPERATING AGREEMENT
OF
ENDURO RESOURCE PARTNERS LLC
a Delaware Limited Liability Company
Dated as of July 22, 2011

Limited liability company interests in Enduro Resource Partners LLC, a Delaware limited liability company, have not been registered with or qualified by the Securities and Exchange Commission or any securities regulatory authority of any state. The interests are being sold in reliance upon exemptions from such registration or qualification requirements. The interests cannot be sold, transferred, assigned or otherwise disposed of except in compliance applicable federal and state securities laws.

TABLE OF CONTENTS

ARTICLE I. ORGANIZATION	1

1.01 Organization	1
1.02 Name	1
1.03 Registered Office; Registered Agent	1
1.04 Principal Office	1
1.05 Purpose; Powers	1
1.06 Fiscal Year	1
1.07 Foreign Qualification Governmental Filings	2
1.08 Term	2

ARTICLE II. SOLE MEMBER	2

ARTICLE III. MANAGEMENT	2

3.01 Board of Managers	2

ARTICLE IV. CAPITAL CONTRIBUTIONS; ALLOCATIONS; DISTRIBUTIONS	4

4.01 Capital Contributions	4
4.02 Allocations; Distributions	4

ARTICLE V. LIABILITY	4

5.01 Limited Liability of the Member	4
5.02 Indemnification	4

ARTICLE VI. DISSOLUTION	5

ARTICLE VII. ADMISSION OF ADDITIONAL MEMBERS	5

ARTICLE VIII. GENERAL PROVISIONS	5

8.01 Offset	5
8.02 Notices	5
8.03 Entire Agreement; Supersedure	5
8.04 Effect of Waiver or Consent	6
8.05 Amendment or Modification	6
8.06 Binding Effect	6
8.07 Governing Law; Severability	6
8.08 Further Assurances	6
8.09 Title to Company Property	6

i

8.10 Third-Party Beneficiaries	6
8.11 Waiver of Certain Rights	7
8.12 Counterparts	7

ii

AMENDED AND RESTATED OPERATING AGREEMENT
OF
ENDURO RESOURCE PARTNERS LLC
     THIS AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”) of ENDURO RESOURCE PARTNERS LLC (the “Company”), a limited liability company organized under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended (the “Act”), is made and entered into as of this 22nd day of July, 2011, by ENDURO RESOURCE HOLDINGS LLC (the “Member”), as the sole member of the Company.
ARTICLE I.
ORGANIZATION
     1.01 Organization. The Company was organized as a Delaware limited liability company by the filing of the Certificate of Formation of the Company (the “Certificate”) in the office of the Secretary of State pursuant to the Act on March 3, 2010. Except as provided herein, the rights, duties and liabilities of the Member shall be as provided in the Act.
     1.02 Name. The name of the Company is “Enduro Resource Partners LLC”. Company business will be conducted in such name or such other names that comply with applicable law as the Board of Managers may select from time to time.
     1.03 Registered Office; Registered Agent. The registered office of the Company in the State of Delaware will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Certificate, or such other Person or Persons as the Board of Managers may designate from time to time in the manner provided by law.
     1.04 Principal Office. The principal office of the Company will be at 777 Main Street, Suite 800 Fort Worth, Texas 76102, or such other location as the Board of Managers may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Board of Managers may determine appropriate.
     1.05 Purpose; Powers. The Company is organized for the purposes of (i) engaging directly and indirectly in the exploration for, and the development and production of, oil and natural gas; the development, ownership and operation of oil and gas infrastructure; and acquiring leases and other real property in connection therewith and (ii) engaging in any other business or activity that now or hereafter may be necessary, incidental, proper, advisable or convenient in furtherance of or otherwise relating to the foregoing purposes as determined by the Board of Managers in its discretion. The Company will have all powers permitted to be exercised by a limited liability company organized in the State of Delaware.
     1.06 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and federal income tax purposes will end on December 31st unless otherwise determined by the Board of Managers or required under the Code.

     1.07 Foreign Qualification Governmental Filings. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Board of Managers will cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. Each Officer is authorized, on behalf of the Company, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with such qualifications. Further, the Member will execute, acknowledge, swear to and deliver all certificates and other instruments that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.
     1.08 Term. The Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware, and will continue in existence until terminated pursuant to this Agreement.
ARTICLE II.
SOLE MEMBER
     As of the Effective Date, Enduro Resource Holdings LLC is the sole Member of the Company.
ARTICLE III.
MANAGEMENT
     3.01 Management. Except as otherwise provided in this Agreement or by applicable law, the power and authority to manage, direct and control the Company will be vested in the Board of Managers. The Board of Managers will have full, complete and exclusive authority to manage, direct and control the business, affairs and properties of the Company, and to perform any and all other acts or activities customary or incident to the management of the Company’s activities. The Board of Managers shall have the power, right and authority on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company and to perform all acts which the Board of Managers, in its sole discretion, may deem necessary or desirable. Unless expressly authorized to do so by the provisions hereof or by action of the Board of Managers, no Member may claim or exercise any authority to act, or to enter into any contract or agreement, on behalf of the Company.
     3.02 Board of Managers.
          (a) Composition. There will be six (6) members of the Board of Managers. Managers need not be Members of the Company. Three (3) Managers shall be appointed by Member and designated as “Riverstone Managers,” and three (3) Managers shall be appointed by the Member and designated as “Executive Managers.” As of the Effective Date, the Managers of the Company are David Leuschen, Pierre Lapeyre and John Lancaster, who shall serve as the Riverstone Managers, and Jon S. Brumley, John W. Arms and I. Jon Brumley, who shall serve as the Executive Managers. Subject to Section 3.02(f), each Manager will hold office until his or her successor is elected and qualified.

          (b) Meetings; Quorum. Regular meetings of the Board of Managers may be held at such place or places (which need not be in the State of Delaware) and at such times as may be determined from time to time by the Board of Managers. Special meetings of the Board of Managers may be called by any Manager on at least twenty-four (24) hours notice (which notice may be in writing or by any oral or telephonic means which conveys actual notice) to each other Manager. At every meeting of the Board of Managers, the presence (in person, by telephone or by proxy, which proxy must be revocable at any time) of a majority of the total number of Managers will be necessary to constitute a quorum; provided that the attendance of at least two Executive Managers and two Riverstone Managers shall be required to constitute a quorum. Meetings may be held in person, by telephone, or any other means by which the Managers can hear each other. Any Manager attending or participating in a meeting of the Board of Managers will be deemed to have waived any notice requirement unless his presence at such meeting was for the sole purpose of objecting to the failure of notice.
          (c) Written Consent in Lieu of Meeting. Any action permitted or required by applicable law or this Agreement to be taken at a meeting of the Board of Managers may be taken without a meeting if a unanimous consent in writing, setting forth the action to be taken, is signed by all of the Managers. Such consent will have the same force and effect as an affirmative vote at a duly constituted meeting which is cast by those Managers who have signed the consent, and the execution of such consent will constitute attendance or presence in person at a meeting of the Board of Managers.
          (d) Decisions Made by Vote. Each Manager shall have one vote at any meeting of the Board of Managers. Except as otherwise set forth herein, the affirmative vote of a majority of the Managers present at any meeting at which a quorum is present will be necessary for the adoption of any resolution, the making of any decision, the delegation of any authority, or the taking of any action by the Company; provided, however that, at least one Executive Manager must have voted in favor of any action taken and at least one Riverstone Manager must have voted in favor of any action taken.
          (e) Vacancies. Vacancies in the Board of Managers occurring for any reason will be filled by the Member. A Manager elected to fill any vacancy will hold office until the end of the term of his predecessor and thereafter until his successor has been elected and qualified.
          (f) Removal and Resignation. Any Manager may be removed, with or without cause, at any time, by the Member. Any Manager may resign at any time, such resignation to be made in writing and to take effect immediately on such later date as may be specified therein without acceptance.
          (g) Committees. The Board of Managers may appoint an executive committee or any other committee or committees for any purpose or purposes to the extent permitted by law, which committee or committees will have such powers as specified in the resolution of appointment; provided that an equal number of Executive Managers and Riverstone Managers should be appointed to each such committee.

          (h) Reimbursement and Remuneration. Managers will not be compensated for acting in such capacity, but will be entitled to reimbursement for reasonable out-of-pocket expenses incurred in furtherance of the business or management of the Company.
          (i) Designated Observers. The Member may designate two individuals to attend the meetings of the Board of Managers to serve as observers. Such observers are permitted to attend meetings and receive related materials of the Board of Managers, but are not entitled to vote in such meetings of the Board of Managers. Such observers will be entitled to reimbursement from the Company for reasonable out-of-pocket expenses, including without limitation, reasonable attorneys’ fees incurred with respect to any of their monitoring responsibilities, incurred in attending meetings of the Board of Managers. Such observers shall maintain the confidentiality of all information received in such capacity. The parties agree that the observers will leave for that portion of any meeting in which legal counsel, in its reasonable opinion, deems that discussing certain matters in the presence of the observers is likely to void the attorney client privilege with respect to such matters.
          (j) Officers. The Member may delegate its authority to act on behalf of the Company and to manage the business affairs of the Company to one or more officers of the Company. The officers of the Company on the date hereof are set forth on Schedule A, which is attached hereto and made a part hereof. The Member may remove any officer at any time and may create, empower and appoint such other officers of the Company as the Member may deem necessary or advisable to manage the business affairs of the Company, and may do so with or without amending Schedule A.
ARTICLE IV.
CAPITAL CONTRIBUTIONS; ALLOCATIONS; DISTRIBUTIONS
     4.01 Capital Contributions. The Member may make capital contributions to the Company from time to time, but will not be required to make any capital contributions.
     4.02 Allocations; Distributions. The Company will distribute to its Member all cash available for distribution, after giving effect to the obligation of the Company to pay any net profits interest, at such times as may be determined by the Member in its discretion.
ARTICLE V.
LIABILITY
     5.01 Limited Liability of the Member. The Member will have no liability for any obligations or liabilities of the Company unless such obligations or liabilities are expressly assumed by the Member in writing.
     5.02 Indemnification. The Company has agreed to indemnify and hold harmless the Member and its managers, members, officers and employees (the “indemnitees”) from and against any and all losses, liabilities, expenses and other obligations arising from proceedings in which an indemnitee is involved by reason of the Member being the member of the Company or the managers, officers or employees of the Member serving in such capacity, as long as (1) the indemnitee acted in good faith, (2) there has not been a final, non-appealable judgment by a court of competent jurisdiction determining that the indemnitee engaged in fraud, intentional misconduct, knowing and willful breach of its obligations herein or in bad faith or (3) in the case of a criminal matter, the indemnitee had reasonable cause to believe that its conduct was lawful. Any indemnification shall be satisfied solely out of property of the Company, and the Member and its members are not subject to personal liability. The right to indemnification shall include the right to have the Company pay, in advance of the final disposition of the proceeding, the expenses incurred by the indemnitee who is defending a proceeding, as long as the indemnitee undertakes to repay those advances if it is determined or adjudicated to be ineligible for indemnification. The Company will purchase and maintain manager and officer liability insurance, on terms and in an amount approved by the Board of Managers, on behalf of any Person who is or was a manager, member or officer of the Company against any liability asserted against him or incurred by him in any capacity identified in this Agreement.
ARTICLE VI.
DISSOLUTION
     The Company will dissolve and its business and affairs will be wound up upon (1) the approval of the Member to dissolve the Company, as long as the approval and dissolution would not constitute an event of default under the terms of any agreement of the Company or (2) the occurrence of an event that would cause the dissolution of the Company under the Act. Upon dissolution of the Company, a liquidator or liquidating committee approved by the general partner, which may include the Member or any of its officers, will wind up the affairs and make a final distribution. The liquidator will continue to operate the properties of the Company with all of the power and authority of the Member necessary or appropriate to liquidate the assets of the Company and apply the proceeds of the liquidation to pay or provide for the payment of all of the debts of the Company with the balance being distributed to the Member. Upon written request of the Member, the liquidator shall sell the Company’s leases and other properties and assets that otherwise would be distributable to the Member at the best cash price available and distribute that cash (after deducting all expenses reasonably relating to such sale) to the Member.
ARTICLE VII.
ADMISSION OF ADDITIONAL MEMBERS
     The Member may admit additional members in its discretion.
ARTICLE VIII.
GENERAL PROVISIONS
     8.01 Offset. Whenever the Company is to pay any sum to the Member, any amounts the Member owes the Company may be deducted from that sum before payment.
     8.02 Notices. All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing and will be given either by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, or by depositing such writing with a reputable overnight courier for next day delivery, or by delivering such writing to the recipient in person, by courier or by facsimile transmission. A notice, request or consent given under this Agreement will be effective on receipt by the

Person to receive it. All notices, requests and consents to be sent to the Member will be sent to or made at 777 Main Street, Suite 800 Fort Worth, Texas 76102 or such other address as the Member may specify by notice to the Company.
     8.03 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Member relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.
     8.04 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any person in the performance by that person of its obligations with respect to the Company will not constitute a consent or waiver to or of any other breach or default in the performance by that person of the same or any other obligations of that person with respect to the Company. Unless otherwise provided herein, failure on the part of a person to complain of any act of any person or to declare any person in default with respect to the Company, irrespective of how long such failure continues, will not constitute a waiver by that person of its rights with respect to that default until the applicable limitations period has expired.
     8.05 Amendment or Modification. This Agreement may be amended only by an instrument in writing duly approved by the Member.
     8.06 Binding Effect. This Agreement will be binding on and inure to the benefit of the Member and its heirs, legal representatives, successors, and assigns.
     8.07 Governing Law; Severability. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. If any provision of this Agreement or its application to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.
     8.08 Further Assurances. In connection with this Agreement and the transactions contemplated thereby, the Member will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.
     8.09 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company, and the Member, individually, shall not have any ownership of such property. The Company shall hold all of its property in its own name.
     8.10 Third-Party Beneficiaries. Except as otherwise set forth herein, this Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.

     8.11 Waiver of Certain Rights. To the maximum extent permitted by applicable law, the Member irrevocably waives any right it might have to maintain any action for dissolution of the Company, or to maintain any action for partition of the property of the Company.
     8.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date of the first written above.

MEMBER: ENDURO RESOURCE HOLDINGS LLC
By:	/s/ Jon S. Brumley
Name: Jon S. Brumley
Title: President

Signature Page to Amended and Restated LLC Agreement

SCHEDULE A
OFFICERS

NAME	TITLE
Jon S. Brumley	President and Chief Executive Officer

John W. Arms	Executive Vice President and Chief Operating Officer

Kimberly A. Weimer	Vice President and Chief Financial Officer

Bill R. Pardue	Director, Engineering and Operations

David J. Grahek	Director, Geology

A-1